Exhibit 99.1

China GengSheng Minerals Reports Second Quarter 2010 Financial Results

GONGYI, China, August 10, 2010 – China GengSheng Minerals, Inc. (NYSE Amex: CHGS), a leading China-based high-tech industrial materials manufacturer producing heat resistant, energy efficient materials for a variety of industrial applications, today announced financial results for the second quarter ended June 30, 2010.

Second Quarter Financial Highlights:

  Second quarter sales revenue of approximately $15.0 million, increased approximately 4.3% compared with approximately $14.4 million in the second quarter of 2009, and approximately 26.4% compared with approximately $11.9 million in the first quarter of 2010.
  Fracture Proppant sales increase 105.4% year-over-year and 157.5% quarter-over- quarter to approximately $3.1 million.
  Refractory product sales of $11.3 million, compared with $12.3 million in the second quarter of 2009 and $10.4 million in the first quarter of 2010.
  Gross margin of 32.8%, compared with 30.4% in the second quarter of 2009 and 33.5% in the first quarter of 2010.
  Net income of approximately $1.0 million, or $0.04 per share, compared with $2.0 million, or $0.09 per share in the second quarter of 2009 and $0.4 million or $0.02 per share in the first quarter of 2010.
  Non-GAAP net income, excluding share-based compensation and government grants, of approximately $1.0 million, or $0.04 per share, compared with $1.3 million, or $0.05 per share in the second quarter of 2009 and approximately $0.6 million or $0.02 per share in the first quarter of 2010.
  Cash and cash equivalents of approximately $5.0 million, stockholders’ equity of approximately $50.8 million and working capital of approximately $23.6 million as of June 30, 2010.

Second Quarter and Recent Business Highlights:

  Secured fracture proppant supply contracts totaling $9.5 million during first six months of 2010 and $11.2 million year-to-date.
  Completed technological improvements and launched production on upgraded fracture proppant manufacturing line.
  Expanded refractory portfolio with the introduction of products and design technology for the development of slide-rail heating furnaces.
  Company expects to launch fine precision abrasive products in September 2010.

“We continued to grow our two primary business segments on a sequential quarter basis with marked improvements to our top and bottom line,” said Mr. Shunqing Zhang, Chairman and Chief Executive Officer of China GengSheng Minerals, Inc. “Our strong sequential quarter growth stemmed largely from a sharp increase in domestic and international proppant sales, where we secured several large contracts from global gas drilling companies. In order to better address this growth, we completed the upgrade of our Phase I proppant production line during the quarter, effectively doubling our manufacturing capacity, while the new revolving kiln technology that we deployed to both production lines expands the breadth of our product offering and reduces our manufacturing costs by approximately $1 million per year.

“While refractories represent the majority of our business, accounting for 75.6% of second quarter sales, we are continuously looking for ways in which to fuel the growth of this business through entry into new markets such as aluminum and other non-ferrous metals, as well as the continued advancement of our products for the steel industry. To that end, we recently introduced our slide-rail furnace technology, that in addition to the refractory materials, GengSheng provides the technology and know-how required for the construction of these furnaces, providing significant added value for our customers and supporting continued margin expansion in our refractories business. The installation of our first slide-rail furnaces at Tangshan Hongwei Steel Company is underway, and a number of other steel manufacturers have also expressed interest in this new product. We believe slide-rail technology represents a compelling value proposition for our customers and believe that the potential market for these products is sizeable.”

Mr. Zhang concluded, “During the second quarter, we began the remodel of our fine precision abrasive production lines in order to prepare for the commercial launch of the product. We completed this work at the beginning of August and expect to launch commercial production late in the third quarter. The expected release of this important product line, coupled with increases in sales activity and order flow in both our refectories and fracture proppants businesses, gives us a great deal of confidence that we will grow our business in the second half of the year.”

Second Quarter 2010 Results

For the second quarter of 2010, sales revenue was approximately $15.0 million, an increase of approximately 4.3%, compared with approximately $14.4 million in the second quarter of 2009. The increase in revenue was attributable to increased export sales of the Company’s fracture proppant products.

  Sales of the Company’s core refractory products totaled approximately $11.3 million, or 75.7% of sales, compared with approximately $12.3 million in the second quarter of 2009. The decline in sales was related to a decrease in shipment volume, partially offset by an increase in average selling price per ton.
  Sales of fracture proppant products totaled approximately $3.1 million, or 20.6% of sales, an increase of 105.4%, compared with approximately $1.5 million in the second quarter of 2009.
  Sales of industrial ceramics products totaled approximately $0.6 million, or 3.7% of sales, compared with approximately $0.5 million for the three months ended June 30, 2009.

Gross profit for the three months ended June 30, 2010 was approximately $4.9 million, or 32.8% of revenue, compared with gross profit of approximately $4.4 million, or 30.5% of revenue, in the second quarter of 2009. The increases in gross profit and gross margin for the quarter were driven by an increase in average sales prices of the Company’s products, a decrease in the cost of raw materials, and an increased revenue contribution from full-service programs, which carry higher gross margins than individual product sales.

Total operating expenses for the second quarter of 2010 were approximately $3.5 million, compared with approximately $2.5 million in the year-ago period. Selling expenses for the second quarter of 2010 were approximately $1.8 million, an increase of $0.4 million, compared with $1.4 million in the second quarter of 2009. The increase in selling expenses was related to an increase in export sales of the Company’s fracture proppant products and business development activities associated with the upcoming launch of GengSheng’s fine precision abrasives. General and administrative expenses were approximately $1.4 million for the second quarter of 2010, compared with approximately $1.0 million for the second quarter of 2009. Research and development expenses increased to approximately $0.3 million, from approximately $0.2 million in the second quarter of 2009. The increase in research and development expenses was related to expanded product development effort in the Company’s refractories and industrial ceramics business segments.

Income tax expense decreased to approximately $121,000, from approximately $282,000 million in the second quarter of 2009, mainly due to a decrease in earnings as a result of higher operating expenses.

Net income attributable to Company's common stockholders for the second quarter of 2010 was approximately $1.0 million, or $0.04 per share, compared with net income pf approximately $2.0 million, or $0.09 per share, for the same period of 2009. Non-GAAP net income, excluding share-based compensation and government grants, was approximately $1.0 million, or $0.04 per share for the second quarter of 2010, compared with $1.3 million, or $0.05 per share for the second quarter of 2009.

Six-Month Results

For the six months ended June 30, 2010, sales revenue was approximately $26.9 million, compared with approximately $26.8 million for the six months ended June 30, 2009.

  Sales of the Company’s core refractory products totaled approximately $21.7 million, or 80.9% of sales, compared with approximately $22.1 million, or 82.6% of sales for the first six months of 2009.
  Sales of fracture proppant products totaled approximately $4.3 million, or 16.0% of sales, compared with approximately $4.0 million, or 14.8% of sales for the six months ended June 30, 2009.

  Sales of industrial ceramics products totaled approximately $0.8 million, or 3.1% of sales, compared with approximately $0.7 million, or 2.6% of sales for the comparable year-ago period.

Gross profit for the six months ended June 30, 2010 was approximately $8.9 million, or 33.1% of revenue, compared with gross profit of approximately $8.1 million, or 30.4% of revenue, for the six months ended June 30, 2009. The increases in gross profit and gross margin were driven by significant increases in average sales prices of the Company’s products, a decrease in the cost of raw materials, and an increased revenue contribution from full-service programs, which carry higher gross margins than individual product sales.

Selling expenses for the period were approximately $3.3 million, compared with approximately $2.9 million for the six months ended June 30, 2009. General and administrative expenses were approximately $2.8 million, compared with approximately $2.0 million for the same period in 2009. The increase in general and administrative expenses during the period was primarily attributable to a non-cash share-based compensation expense of approximately $0.3 million in the first quarter of 2010 and increased overhead and depreciation expenses related to the Company’s new fine precision abrasives manufacturing facility. Research and development expenses increased to approximately $0.5 million, from approximately $0.2 million in the six months ended June 30, 2009. The increase in research and development expenses was related to the Company’s broad-based efforts to enhance its R&D capabilities across each of its product lines. Total operating expenses were approximately $6.7 million, compared with approximately $5.2 million in the year-ago period.

Income tax expense decreased to approximately $285,000, from approximately $328,000 for the six months ended June 30, 2009. The Company’s effective tax rate was approximately 16.5%, compared with approximately 9.4% in the same period in 2009, which was mainly attributable to the tax rate changes in our fracture proppant subsidiary, Duesail. As a Foreign Invested Commercial Enterprise, Duesail had been exempt from enterprise income tax through the end of fiscal 2009. From fiscal 2010 through fiscal 2012, this subsidiary’s enterprise income tax rate will be 12.5% and will increase to 25% following 2012.

Net income attributable to Company's common stockholders was approximately $1.4 million, or $0.06 per share, compared with net income approximately of $3.0 million, or $0.12 per share, for the same period of 2009. Non-GAAP net income for the six months ended June 30, 2010 was $1.6 million, or $0.07 per share, compared with non-GAAP net income of $2.2 million, or $0.09 per share, for the six months ended June 30, 2009. Non-GAAP net income excludes government grant income of approximately $0.1 million and approximately $0.8 million for the six months ended June 30, 2010 and 2009, respectively. Additionally, Non-GAAP net income excluded the non-cash share-based compensation expense of $0.3 million for the 2010 period, and no such expense for the 2009 period.

The Company had cash and cash equivalents totaling approximately $5.0 million, working capital of approximately $23.6 million and stockholders’ equity of approximately $50.8 million as of June 30, 2010. This compares with cash and cash equivalents approximately of $1.0 million, working capital of approximately $24.6 million and stockholders’ equity of approximately $48.9 million as of December 31, 2009.

Conference Call

Management will hold a conference call tomorrow, Wednesday, August 11, 2010 at 8:00 a.m. EDT (8:00 p.m. BJ time) to discuss second quarter results.

To participate in the call please dial (877) 407-9205 from the US, or (201) 689-8054 for international calls, approximately 10 minutes prior to the scheduled start time. The call will also be available as a live, listen-only webcast at http://www.gengsheng.com/english/affair.aspx.

A telephone replay of the call will be available through August 18, 2010. To access the replay, please dial (201) 612-7415; account number 286 and conference ID 354081. Additionally, a webcast archive will be available for a period of one year.

Non GAAP Financial Measures

To supplement the Company's condensed consolidated financial statements for the three and six months ended June 30, 2010 and 2009 presented on a GAAP basis, the Company provided non-GAAP financial information in this release that exclude the impact of non-cash share-based compensation expense related to the common stocks granted to independent directors and management staff, and government grants. The Company's management believes that these non-GAAP measures, non-GAAP net income and non-GAAP diluted earnings per share; provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies. Management believes that these non-GAAP financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company’s business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these non-GAAP measures reflect the essential operating activities of the Company.

In addition, the provision of these non-GAAP measures allows investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, the Company’s management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each non-GAAP measures to the nearest GAAP measure is shown in the table below.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009

	Three Months Ended		Six Months Ended
		June 30	June 30
	2010	2009	2010	2009

Net Income	$1,022,931	$2,043,606	$1,410,213	$2,997,224
Add back (Deduct):
Non-Cash Share-based Compensation	12,900	0	274,100	0
Government Grants	0	(732,865)	(71,032)	(769,756)
Adjusted Net Income	$1,035,831	$1,310,741	$1,613,281	$2,227,468
Weighted average shares of outstanding- Diluted	24,267,820	24,038,183	24,187,475	24,038,183
Diluted EPS	$0.04	$0.09	$0.06	$0.12
Adjusted EPS	0.04	0.05	0.07	0.09

About China GengSheng Minerals, Inc.

China GengSheng Minerals, Inc. ("GengSheng") develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics and fracture proppants. A market leader offering customized solutions, GengSheng sells its products primarily to the iron-and-steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment while reducing their consumption of energy. Founded in 1986 and based in China's Henan province, GengSheng currently has over 200 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and other countries. GengSheng conducts business through GengSheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan GengSheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd., Henan GengSheng Micronized Powder Materials Co., Ltd, Guizhou SouthEast Prefecture Co., Ltd., GengSheng New Materials Co., Ltd, and Henan GengSheng High Temperature Materials Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

To be added to the Company’s email distribution for future press releases, please send your request to gengsheng@tpg-ir.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China GengSheng Minerals, Inc., and its subsidiary companies. All statements other than statements of historical fact included herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's ability to meet its projected output for the term of the supply contract; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

{Financial tables follow}

China GengSheng Minerals, Inc.
Condensed Consolidated Balance Sheets

	As of	As of
	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash and cash equivalents	$4,960,286	$992,204
Restricted cash	16,939,500	15,990,300
Trade receivables, net	39,420,464	36,909,518
Bills receivable	703,340	1,953,496
Other receivables and prepayments	10,455,678	7,627,968
Inventories	13,051,054	9,924,413
Deferred tax assets	87,702	56,787

Total current assets	85,618,024	73,454,686

Deposits for acquisition of property, plant and equipment and land use right	1,117,549	276,520
Goodwill	441,089	441,089
Intangible asset, net	930,668	953,550
Property, plant and equipment, net	24,049,520	21,980,340
Land use right, net	927,454	934,981

TOTAL ASSETS	$113,084,304	$98,041,166

LIABILITIES AND EQUITY

Current liabilities:
Trade payables	$13,305,695	$12,327,618
Bills payable	8,838,000	1,512,200
Other payables and accrued expenses	6,685,815	4,294,606
Deferred revenue - Government grants	382,980	381,420
Income taxes payable	406,251	313,430
Non-interest-bearing loans	2,422,698	1,520,160
Collateralized bank loans	29,901,900	28,459,800
Deferred tax liabilities	89,482	89,244

TOTAL LIABILITIES	62,032,821	48,898,478

COMMITMENTS AND CONTINGENCIES

Preferred stock - $0.001 par value 50,000,000 shares authorized, no
shares issued and outstanding	-	-
Common stock - $0.001 par value per share; authorized 100,000,000 shares in 2010 and 2009, issued and outstanding 24,294,386 shares in 2010 and
24,038,183 in 2009	24,294	24,038
Additional paid-in capital	19,881,888	19,608,044

Statutory and other reserves	7,419,868	7,419,868
Accumulated other comprehensive income	4,540,519	4,344,766
Retained earnings	18,884,026	17,473,813

Total China GengSheng Minerals, Inc. (“the Company”) stockholders' equity	50,750,595	48,870,529
NONCONTROLLING INTEREST	300,888	272,159

TOTAL EQUITY	51,051,483	49,142,688

TOTAL LIABILITIES AND EQUITY	$113,084,304	$98,041,166

China Gengsheng Minerals, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue

Sales	$14,994,327	$14,369,925	$26,855,679	$26,767,935
Cost of goods sold	(10,078,087)	(9,984,844)	(17,966,145)	(18,626,552)

Gross profit	4,916,240	4,385,081	8,889,534	8,141,383

Operating expenses
General and administrative expenses	1,419,680	942,801	2,848,652	2,047,881
Research and development cost	313,474	184,221	497,707	188,613
Selling expenses	1,810,607	1,384,058	3,305,556	2,913,526

Total operating expenses	3,543,761	2,511,080	6,651,915	5,150,020

Net operating income	1,372,479	1,874,001	2,237,619	2,991,363

Other (expenses) income
Government grant income	-	732,865	71,032	769,756
Interest income	123,773	11,545	158,499	20,209
Other income	3,087	28,778	3,696	61,744
Finance costs	(343,762)	(255,157)	(748,958)	(442,393)

Total other (expenses) income	(216,902)	518,031	(515,731)	409,316

Income before income taxes and noncontrolling interest	1,155,577	2,392,032	1,721,888	3,400,679
Income taxes	(121,495)	(282,064)	(284,610)	(328,190)

Net income before noncontrolling interest	1,034,082	2,109,968	1,437,278	3,072,489
Net income attributable to noncontrolling interest	(11,151)	(66,362)	(27,065)	(75,265)

Net income attributable to the Company’s stockholders	$1,022,931	$2,043,606	$1,410,213	$2,997,224

Net income before noncontrolling interest	$1,034,082	$2,109,968	$1,437,278	$3,072,489
Other comprehensive income
Foreign currency translation adjustment	196,977	(1,644)	197,417	(57,577)

Comprehensive income	1,231,059	2,108,324	1,634,695	3,014,912
Comprehensive income attributable to noncontrolling interest	(12,815)	(66,842)	(28,729)	(75,505)
Comprehensive income attributable to the Company’s stockholders	$1,218,244	$2,041,482	$1,605,966	$2,939,407

Earnings per share-Basic and diluted	$0.04	$0.09	$0.06	$0.12
Weighted average number of shares - Basic and diluted	24,267,820	24,038,183	24,187,475	24,038,183

China Gengsheng Minerals, Inc.
Condensed Consolidated Statements of Cash Flows

	Six months ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net income before noncontrolling interest	$1,437,278	$3,072,489
Net cash provided by (used in) operating activities
Depreciation	715,568	460,135
Amortization for intangible assets	26,673	-
Amortization for land use right	11,305	10,669
Share-based payment compensation	274,100	-
Deferred taxes	(30,558)	23,120
(Reversal) / provision for doubtful debts	(7,347)	-
Gain on disposal of property plant and equipment	-	(1,470)
Changes in operating assets and liabilities:
Restricted cash	(5,868,000)	(2,491,690)
Trade receivables	(2,343,030)	(4,047,125)
Bills receivables	1,295,022	(1,028,582)
Other receivables and prepayments	(2,972,917)	(1,704,292)
Inventories	(3,073,420)	(988,140)
Other payables and accrued expenses	2,364,009	(889,153)
Trade payables	923,879	1,958,279
Bills payables	7,247,800	2,784,830
Income taxes payable	91,166	30,826

Net cash flows provided by (used in) operating activities	91,528	(2,810,104)

Cash flows from investing activities
Deposit for acquisition of land use right	(558,923)	(216,768)
Payments to acquire and for deposit for acquisition of property, plant and equipment	(2,964,340)	(4,049,131)
Proceeds from disposal of property, plant and equipment	-	118,722

Net cash flows used in investing activities	(3,523,263)	(4,147,177)

Cash flows from financing activities
Restricted cash	4,987,800	-
Proceeds from bank loans	19,364,400	10,259,900
Repayment of bank loans	(18,044,100)	-
Government grant received	178,974	-
Repayment to a director	-	(2,183,026)
Proceeds from non-interest bearing loans	1,503,675	-
Prepayment of non-interest-bearing loans	(611,006)	(73,285)
Net cash flows provided by financing activities	$7,379,743	$8,003,589

Effect of foreign currency translation on cash and cash equivalents	$20,074	$(1,677)

Net increase in cash and cash equivalents	3,968,082	1,044,631
Cash and cash equivalents - beginning of period	992,204	955,732

Cash and cash equivalents - end of period	$4,960,286	$2,000,363

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$481,138	$295,775
Income taxes	$191,789	$39,407

For more information, please contact:

The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
1+212-481-2050
gengsheng@tpg-ir.com

China Gengsheng Minerals, Inc.
Ms. Wendy Sun
Finance Manager and Investor Relations
+86-159-3870-8666
gswendy@gengsheng.com

Mr. Shuai Zhang
Investor Relations
gszs@gengsheng.com